Exhibit 4.1

ROSETTA GENOMICS LTD.

SERIES A Warrant To Purchase Ordinary Shares

Warrant No.: A-[__]

Number of Ordinary Shares: [_________]

Date of Issuance: October __, 2015 ("Issuance Date")

Rosetta Genomics Ltd., a company organized under the laws of the State of Israel (the "Company"), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [_______________], the registered holder hereof or its permitted assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after______________, 2015 (the "Initial Exercisability Date"), but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), up to such number of fully paid and nonassessable Ordinary Shares equal to the Warrant Share Number, subject to adjustment as provided herein (the "Warrant Shares"). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Ordinary Shares (including any warrants to purchase Ordinary Shares issued in exchange, transfer or replacement hereof, this "Warrant"), shall have the meanings set forth in Section 17. This Warrant is one of the Series A Warrants to purchase Ordinary Shares (the "Series A Warrants") issued pursuant to Section 2.2 of that certain Securities Purchase Agreement, dated as of October 13, 2015 (the "Subscription Date"), by and among the Company and the investors (the "Purchasers") referred to therein (the "Securities Purchase Agreement"). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Securities Purchase Agreement.

1.                  EXERCISE OF WARRANT.

(a)    Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Initial Exercisability Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the "Exercise Notice"), of the Holder's election to exercise this Warrant, (ii)  (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the "Aggregate Exercise Price") in cash by wire transfer of immediately available funds or (B) if the provisions of Section 1(d) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)), and (iii) if required in accordance with the provisions of the Securities Purchase Agreement, delivery to the Company of an undertaking towards the OCS substantially in the form that was attached to the Securities Purchase Agreement as Annex A or in any other form required by the OCS (the “OCS Undertaking”) duly executed by the Holder. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof. On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company's transfer agent (the "Transfer Agent"). On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Notice (the second (2nd) Trading Day if physical certificates are being delivered), so long as the Holder delivers the Aggregate Exercise Price (other than in a case of Cashless Exercise) and, where applicable, the executed OCS Undertaking, on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice (first (1st) Trading Day where physical certificates are being delivered) (the "Share Delivery Date") (provided that if the Aggregate Exercise Price and, where applicable, the executed OCS Undertaking, has not been delivered by such date, the Share Delivery Date shall be one (1) Trading Day after the Aggregate Exercise Price (or notice of a Cashless Exercise) and, where applicable, the executed OCS Undertaking, are delivered), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company's share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. Upon delivery of the Exercise Notice, and, where applicable, the executed OCS Undertaking, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be; provided payment of the Aggregate Exercise Price (other than in the case of a Cashless Exercise) is received within two Trading Days of delivery of the Exercise Notice. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after receipt by the Company of the original Warrant and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes (other than the Holder's income taxes) which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company's obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination.

(b)   Exercise Price. For purposes of this Warrant, "Exercise Price" means $2.75, subject to adjustment as provided herein.

(c)   Company's Failure to Timely Deliver Securities. If, at any time after the Effective Date, the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the Share Delivery Date such number of Ordinary Shares to which the Holder is entitled upon the Holder's exercise of this Warrant without any restrictive legend, and if on or after such Share Delivery Date the Holder (or any other Person in respect, or on behalf, of the Holder) purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Holder of all or any portion of the number of Ordinary Shares equal to or any portion of the number of Ordinary Shares issuable upon such exercise that the Holder anticipated receiving from the Company (a "Buy-In"), then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the Ordinary Shares so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Ordinary Shares) or credit such Holder's balance account with DTC for such Ordinary Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Ordinary Shares or credit such Holder's balance account with DTC, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Ordinary Shares, times (B) the price at which the sell order giving rise to such purchase obligation was executed. Nothing shall limit the Holder's right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing Ordinary Shares (or to electronically deliver such Ordinary Shares) upon the exercise of this Warrant as required pursuant to the terms hereof.

(d)   Cashless Exercise. Notwithstanding anything contained herein to the contrary, if a Registration Statement under the 1933 Act (the "Registration Statement"), covering the resale of the Warrant Shares is not available for the resale of such Warrant Shares by the Holder, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the "Net Number" of Ordinary Shares determined according to the following formula (a "Cashless Exercise"):

Net Number = (A x B) - (A x C)

                                     D

For purposes of the foregoing formula:

A=	the total number of shares with respect to which this Warrant is then being exercised.

B=	the arithmetic average of the Closing Sale Prices of the Ordinary Shares for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D=	the Closing Sale Price of the Ordinary Shares on the date of the Exercise Notice.

If Warrant Shares are issued in a Cashless Exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the 1933 Act, the Warrant Shares shall take on the registered characteristics of the warrants being exercised, and the holding period of the warrants being exercised may be tacked on to the holding period of the Warrant Shares. The Company agrees not to take any position contrary to this Section 1(d).

(e)    Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f)    Beneficial Ownership Limitation on Exercises. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the "Maximum Percentage") of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Ordinary Shares held by the Holder and all other Attribution Parties plus the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Warrants beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). For purposes of this Warrant, in determining the number of outstanding Ordinary Shares the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Ordinary Shares as reflected in (x) the Company's most recent Annual Report on Form 20-F, Report on Form 6-K or other public filing with the Securities and Exchange Commission (the "SEC"), as the case may be, (y) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding (the "Reported Outstanding Share Number"). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of Ordinary Shares then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder's beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the "Reduction Shares") and (ii) as soon as reasonably practicable, and only if then permitted by Israeli corporate law, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Ordinary Shares to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder's and the other Attribution Parties' aggregate beneficial ownership exceeds the Maximum Percentage (the "Excess Shares") shall be returned to the Company and thereafter shall be cancelled by the Company, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the Excess Shares have been returned to the Company, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares, if then permitted by the Israeli Companies Law, 1999. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of SPA Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the Ordinary Shares issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(g)   Insufficient Authorized Shares. Subject to the Company’s obligations otherwise set forth in this Section 1(g), the Company shall not issue shares upon exercise of this Warrant if such shares are not then authorized. The number of Ordinary Shares that the Company is required from time to time to reserve from its authorized and unissued capital for the exercise of this Warrant and all of the Additional Warrants is herein referred to as the "Required Reserve Amount" and the failure to have such sufficient number of authorized and unreserved Ordinary Shares is herein referred to as an "Authorized Share Failure". If at any time while this Warrant remains outstanding the Company does not have at least the Required Reserve Amount of authorized and unreserved Ordinary Shares to satisfy its obligation to reserve for issuance upon exercise of this Warrant and the Additional Warrants, then the Company shall promptly take all action reasonably necessary to increase the Company's authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant and the Additional Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized Ordinary Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders' approval of such increase in authorized Ordinary Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal. In the event that upon any exercise of this Warrant, the Company does not have sufficient authorized shares to deliver in satisfaction of such exercise, then unless the Holder elects to void such attempted exercise, the Holder may require in lieu of delivering the number of Warrant Shares that the Company is unable to deliver pursuant to this Section 1(g), the Company to pay to the Holder within three (3) Trading Days of the applicable exercise, cash in an amount equal to the product of (i) the number of Warrant Shares that the Company is unable to deliver pursuant to this Section 1(g) and (ii) (a) the greatest Closing Sale Price of the Ordinary Shares on any Trading Day at any time during the period beginning on the date of the applicable Exercise Notice and ending on the date the Company makes the payment provided for in this sentence minus (b) the Exercise Price. The initial number of Ordinary Shares reserved for exercise of this Warrant and the Additional Warrants and each increase in the number of shares so reserved shall be allocated pro rata among the Holder and the holders of the other Warrants and Additional Warrants, based on the number of Ordinary Shares issuable upon exercise of this Warrant (without regard to any limitations in exercise) issued to the Holder on the Issuance Date (the "Authorized Share Allocation"). In the event that the Holder shall sell or otherwise transfer this Warrant or any of its other Additional Warrants, each transferee shall be allocated a pro rata portion of such holder's Authorized Share Allocation. Any Ordinary Shares reserved and allocated to any Person which ceases to hold any Warrants shall be allocated to the Holder and the remaining holders of Warrants, pro rata based on the Ordinary Shares issuable upon exercise of the Warrants then held by such holders (without regard to any limitations on the exercise of the Warrants).

(h)   Holder’s Right of Alternative Exercise Price Following Issuance of Certain Options or Convertible Securities.  In addition to and not in limitation of the other provisions of this Section 1, if the Company in any manner issues or sells or enters into any agreement to issue or sell, any Ordinary Shares, Options or Convertible Securities in a Variable Rate Transaction (as defined in the Purchase Agreement) after the Subscription Date (each of the formulations for such variable price being herein referred to as, the “Variable Price” and the securities so issued, the “Variable Price Securities”), the Company shall provide written notice thereof pursuant to the notice provisions hereof to the Holder on the date of such agreement and the issuance of such Variable Price Securities.  From and after the date the Company enters into such agreement or issues any such Variable Price Securities, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price in effect at the time of the exercise of this Warrant, for the Exercise Price upon exercise of this Warrant by designating in the Exercise Notice delivered upon any exercise of this Warrant that solely for purposes of such exercise the Holder is relying on the Variable Price rather than the Exercise Price then in effect.  The Holder’s election to rely on a Variable Price for a particular exercise of this Warrant shall not obligate the Holder to rely on a Variable Price for any future exercises of this Warrant. This paragraph 1(h) shall not apply if the Variable Rate Transaction is an at-the-market offering conducted through a registered broker dealer under Commission Rule 415.

2.      ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)   Adjustment Upon Issuance of Ordinary Shares. If and whenever on or after the Subscription Date, and prior to the first anniversary of the Closing Date, the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, or publicly announces the issuance or sale of, any Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding Ordinary Shares deemed to have been issued or sold by the Company in connection with any Exempt Issuance for a consideration per share (the "New Issuance Price") less than a price (the "Applicable Price") equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price, provided that under no circumstances will the Exercise Price be reduced below the par value of the Ordinary Shares. For purposes of determining the adjusted Exercise Price under this Section 2(a), the following shall be applicable:

(i) Issuance of Options. If the Company grants or sells, or publicly announces the grant or sale of, any Options and the lowest price per share for which one Ordinary Share is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(a)(i), the "lowest price per share for which one Ordinary Share is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one Ordinary Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells, or publicly announces the issuance or sale of, any Convertible Securities and the lowest price per share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(a)(ii), the "lowest price per share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one Ordinary Share upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(a) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such publicly traded securities on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) No Readjustments. For the avoidance of doubt, in the event the Exercise Price has been adjusted pursuant to this Section 2(a) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Exercise Price be readjusted to the Exercise Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated.

(b)   Adjustment Upon Subdivision or Combination of Ordinary Shares. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)    Adjustment Upon Effective Date. The Exercise Price shall be adjusted (downward only), if necessary, upon the eleventh Trading Day after the Effective Date of the Registration Statement to equal 110% of the Market Price, provided that under no circumstances will the Exercise Price be reduced below the par value of the Ordinary Shares..

(d)   Voluntary Adjustment By Company. Subject to any requirements or approvals from the Principal Market, the Company may at any time during the term of this Warrant, with the prior written consent of the Required Holders, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(e)    Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares, as mutually determined by the Company's Board of Directors and the Required Holders, so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(e) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2; and provided further that under no circumstances will the Exercise Price be reduced below the par value of the Ordinary Shares.

3.                  RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder's right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

4.      PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)   Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of all outstanding Ordinary Shares (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance) to the same extent as if there had been no such limitation).

(b)   Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property (other than any such transaction effected solely for the purpose of changing the Company’s jurisdiction of incorporation), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 1(f) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of Ordinary Shares of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1(f) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 4(b) pursuant to customary written agreements prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein

(c)    Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered before the thirtieth (30th) day after either the occurrence or consummation of such Fundamental Transaction and subject to any applicable law, including the limitations under the Israeli Companies Law, 1999 on the purchase of shares of an Israeli company or of securities convertible to shares of an Israeli company by the same company or by its subsidiary or by any other corporate body controlled by it, the Company or the Successor Entity, or any other party who agreed, in connection with such Fundamental Transaction, to purchase this Warrant in the event that the Holder shall exercise its rights under this Section 4(c) (a “Purchasing Party”), shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction. The Company shall not cause or suffer to be completed any Fundamental Transaction if the Company or its Successor Entity cannot pay the Black Scholes Value as a result of any restriction on such payment pursuant to the Israeli Companies Law, 1999 or otherwise, and there is no other Purchasing Party under the terms of the Fundamental Transaction that is obligated to pay the Black Scholes Value.

5.      NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the exercise of this Warrant, and (iii) shall, so long as any of the Series A Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of the Series A Warrants, the Required Reserve Amount to effect the exercise of the Series A Warrants then outstanding (without regard to any limitations on exercise).

6.      WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

7.      REISSUANCE OF WARRANTS.

(a)   Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)   Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant. The Holder shall also pay any reasonable third-party costs associated with the issuance of such replacement Warrant.

(c)    Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new warrant or warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Series A Warrants for fractional Warrant Shares shall be given.

(d)   Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of Ordinary Shares underlying the other new warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.      NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of all outstanding Ordinary Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder

9.      AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company has obtained the written consent of the Required Holders. Any Holder may waive any provision of this Warrant as to itself.

10.     GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.  CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12.  DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed or (b) the disputed arithmetic calculation of the Warrant Shares to the Company's independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13.  REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14.  TRANSFER. Subject to restrictions imposed by applicable securities laws, this Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company.

15.  SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16.  DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries (as defined in the Securities Purchase Agreement), the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 6-K or otherwise. In the event that the Company believes that a notice delivered in accordance with the terms of this Warrant contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

17.  CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)    "1933 Act" means the Securities Act of 1933, as amended.

(b)   "Additional Warrants" means the Series B Warrants, if any (as defined in the Securities Purchase Agreement).

(c)    "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d)   "Attribution Parties" means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company's Ordinary Shares would or could be aggregated with the Holder's and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(e)    "Black Scholes Value" means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the "OV" function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(f)    "Bloomberg" means Bloomberg Financial Markets.

(g)   "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for calculating Business Days with respect to any action to be taken by the Company hereunder, Friday after 1:00 p.m. (New York City time) shall not be considered a Business Day.

(h)   "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(i)     "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares.

(j)     "Eligible Market" means the Principal Market, the NYSE MKT LLC, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, The New York Stock Exchange, Inc., the OTC QX or the OTC QB.

(k)   "Expiration Date" means the date that is sixty (60) months after the Initial Exercisability Date, or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a "Holiday"), the next day that is not a Holiday.

(l)     "Group" means a "group" as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(m) “Market Price” means the arithmetic average of the five lowest Weighted Average Prices calculated during of the ten Trading Days immediately following the Effective Date.

(n)   "Option Value" means the value of an Option based on the Black and Scholes Option Pricing model obtained from the "OV" function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the Ordinary Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(o)   "Options" means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

(p)   "Ordinary Shares" means (i) the Company's ordinary shares, and (ii) any share capital into which such Ordinary Shares shall have been changed or any share capital resulting from a reclassification of such Ordinary Shares.

(q)   "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common shares or Ordinary Shares or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(r)   "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(s)   "Principal Market" means The NASDAQ Capital Market.

(t)   "Required Holders" means the holders of the Series A Warrants representing at least a majority of the Ordinary Shares underlying the Series A Warrants then outstanding

(u)   "Subject Entity" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(v)   "Successor Entity" means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(w)   "Trading Day" means any day on which the Ordinary Shares is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares, then on the principal securities exchange or securities market on which the Ordinary Shares is then traded; provided that "Trading Day" shall not include any day on which the Ordinary Shares is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(x)   "Warrant Share Number" means [_______________] [(_______)].

(y)   "Warrants" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(z)    "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term "Weighted Average Price" being substituted for the term "Exercise Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Ordinary Shares to be duly executed as of the Issuance Date set out above.

ROSETTA GENOMICS LTD.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE ORDINARY SHARES

ROSETTA GENOMICS LTD.

The undersigned holder hereby exercises the right to purchase _________________ of the Ordinary Shares ("Warrant Shares") of Rosetta Genomics Ltd., a company organized under the laws of the State of Israel (the "Company"), evidenced by the attached Series __ Warrant to purchase Ordinary Shares No. ______ (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The holder intends that payment of the Exercise Price shall be made as:

____________ a "Cash Exercise" with respect to _________________ Warrant Shares; or

____________ a "Cashless Exercise" with respect to _______________ Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

4. By signing this Exercise Notice the holder hereby confirms his compliance with the representations and warranties detailed in Section 3.2(d) of the Securities Purchase Agreement. Without derogating from the above, the holder acknowledge and agrees that in the event that following issuance of the Warrant Shares he will hold 5% or more of the issued share capital of the Company, the issuance of the Warrant Shares shall be subject to the delivery by the holder to the Company of an executed Undertaking towards the OCS (as such terms are defined in the Securities Purchase Agreement) substantially in the form that was attached to the Securities Purchase Agreement as Annex A or in any other form required by the OCS.

Please issue the Warrant Shares in the following name and to the following account:

Issue to:

Facsimile Number and Electronic Mail:

Authorization:
By:
Title:

Dated:
Broker Name:
Broker DTC #:
Broker Telephone #:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)